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                                                                       EXHIBIT 4





                            NTN COMMUNICATIONS, INC.

                             1995 STOCK OPTION PLAN








                           As amended January 7, 2000

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                                   APPENDIX A

                  The second sentence of section 1.4 entitled Stock Subject to the 1995 Option Plan is amended to read in its entirety as follows:

                           "The cumulative aggregate number of shares of Common Stock to be issued under the 1995 Plan will not exceed 4,000,000 (plus up to 2,818,930 additional shares subject to options outstanding under the 1985 Incentive Stock Option Plan and the 1985 Nonqualified Stock Option Plan as of the effective date of this Plan without being exercised), subject to adjustment as described below."



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                                   APPENDIX B

                  The second sentence of section 1.4 entitled Stock Subject to the 1995 Option Plan is amended to read in its entirety as follows:

                           "The cumulative aggregate number of shares of Common Stock to be issued under the 1995 Plan will not exceed 9,000,000 (plus up to 2,818,930 additional shares subject to options outstanding under the 1985 Incentive Stock Option Plan and the 1985 Nonqualified Stock Option Plan as of the effective date of this Plan without being exercised), subject to adjustment as described below."